Exhibit 10.3

AMENDED EMPLOYMENT AGREEMENT

AMENDED EMPLOYMENT AGREEMENT (this "Agreement") made as of November 27, 2023, between G-III Leather Fashions Inc., a New York corporation, with an office at 512 Seventh Avenue, New York, New York 10018 (the "Company"), and Dana Perlman, an individual residing at [redacted] (the "Executive").

WITNESSETH:

WHEREAS, the Company desires to employ Executive as a Chief Growth and Operations Officer of the Company, and Executive desires be so employed by the Company, upon the terms and subject to the conditions herein set forth; and

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.	EMPLOYMENT.
(a)Effective on the Start Date (as defined below), the Company hereby employs Executive as a Chief Growth and Operations Officer of the Company and Executive hereby agrees to accept such employment, subject to the terms and conditions herein set forth. Executive shall have duties, responsibilities and authorities as are commensurate with such position and hereby agrees to diligently, faithfully and competently perform such services and such additional duties and responsibilities, consistent with her position, as shall from time to time be reasonably assigned to her by the Company's Board of Directors or its Chief Executive Officer, and to diligently, faithfully and competently devote her entire business time, skill and attention to the performance of her duties and responsibilities to the Company. Notwithstanding the foregoing, provided that the following activities do not interfere or conflict with the performance of Executive’s duties and responsibilities hereunder, nothing shall prevent Executive from serving in a board or limited advisory role (whether compensated or not), engaging in educational, religious, civic, charitable, community or similar types of activities, and/or managing Executive’s (or Executive’s family’s) personal investments and affairs.  The Company specifically agrees that Executive shall be permitted to continue to serve on the board of directors of O’Reilly Automotive Inc.  Executive shall report directly to the Company's Chief Executive Officer.
(b)The “Start Date” shall be a date on which the Company and the Executive shall mutually agree, which is expected to be between September 15, 2023 and January 8, 2024.
2.	COMPENSATION.

As compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in accordance with the Company's normal payroll policy at the time in effect:

(a)A salary at the rate of Seven Hundred and Fifty Thousand ($750,000) per year. Executive’s salary will be considered in good faith for increases in light of Executive’s performance and scope of responsibility at the Company. Executive’s salary shall not be decreased.
(b)For fiscal year ending January 31, 2025 and each fiscal year thereafter, Executive will be eligible to receive a target bonus of up to a maximum of two (2) times Executive’s salary based on achieving the following performance criteria, which shall be adjudged in the reasonable discretion of the Company and weighted as follows: 60% based on pre-tax income vs. budget and 40% based on management’s assessment of Executive’s overall performance, including but not limited to the areas of management oversight, strategy and acquisitions.  To be eligible for a bonus, if any, Executive must be actively employed on the day the bonus is due to be paid, except as otherwise provided in Section 4(d) or 4(e) of this Agreement.
(c)Within 30 days of Executive’s Start Date, the Company will issue to Executive a restricted stock unit (“RSU”) grant or similar equity grant valued at $300,000 as of the date of the grant.  The shares shall cliff vest on the third anniversary date of the grant.  The RSU grant is subject to the approval of the Compensation Committee (which approval shall not unreasonably be withheld) and execution of the Company’s customary agreement related to the issuance of RSUs.
(d)Executive will be eligible for annual RSU grants or similar equity grants. The awards, if any, will be subject to the discretion and approval of the Compensation Committee and execution of the Company’s customary agreement related to the issuance of RSUs.
(e)Executive will be eligible for a sign-on bonus in the gross amount of Five Hundred Thousand Dollars ($500,000), less applicable state and federal tax withholdings and deductions. To earn the sign-on bonus, Executive must be employed with the Company for six months, and the bonus will be payable within thirty days of Executive’s six month anniversary.  If, within twelve months following Executive’s Start Date, Executive either voluntarily terminates her employment with the Company without good reason (as defined below) or is terminated by the Company for justifiable cause (as defined below), Executive will be required to repay the sign-on bonus in full.
3.	BENEFITS AND EXPENSES.
(a)Executive shall be entitled to four (4) weeks paid vacation per year.  Executive shall be eligible to participate in the benefit plans and arrangements and receive such other benefits as are customarily provided by the Company to its senior executive personnel (including any profit sharing, pension, disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans) (the "Benefit Plans").
(b)The Company shall pay or reimburse Executive, upon presentment of suitable documentation, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with her employment hereunder in accordance with Company policy. Executive shall comply with such requirements and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and regulations promulgated thereunder.
4.	TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a)Executive's employment hereunder shall terminate upon the first to occur of the following:

(i)upon thirty (30) days' prior written notice to Executive upon the determination by the Company that Executive's employment shall be terminated for any reason which does not constitute "justifiable cause" (as hereinafter defined);
(ii)upon written notice to Executive by the Company in the event that there is justifiable cause for such termination;
(iii)automatically upon the death of Executive;
(iv)in accordance with the terms of subsection (e) hereof upon the "disability" (as hereinafter defined) of Executive;
(v)upon thirty (30) days' prior written notice by Executive to the Company for "good reason" (as hereinafter defined); or
(vi)upon thirty (30) days' prior written notice by Executive to the Company of the Executive's voluntary termination of employment other than for good reason (as hereinafter defined)

(b)For the purposes of this Agreement:

(i)the term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform the material functions of her duties for a period of three (3) consecutive months or for a total of four (4) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined in good faith in writing by a physician mutually selected by the Executive and the Company in good faith;

(ii)the term "justifiable cause" shall mean: (1) the Executive's repeated and willful failure or refusal to perform her duties pursuant to this Agreement or Executive's material breach of this Agreement, where such conduct shall not have ceased or been remedied within ten days following written warning from the Company specifying such conduct purported to give rise to justifiable cause; (2) the Executive's conviction of, or entering a plea of guilty or no contest to, a felony; (3) the Executive's performance of any act or the Executive's failure to act, for which, if the Executive were prosecuted and convicted, a crime or offense involving money or property of the Company would have occurred; (4) the Executive's performance of any act or the Executive's failure to act which constitutes fraud or a breach of a fiduciary trust, including, without limitation, misappropriation of funds or a material misrepresentation of the Company's operating results or financial condition; (5) any attempt by the Executive to secure any personal profit (other than pursuant to the terms of the Executive's employment or through the Executive's ownership of equity in the Company) in connection with the business of the Company (for example, without limitation, using Company assets to pursue other interests, diverting to the Executive or to a third party any business opportunity belonging to the Company, insider trading or taking bribes or kickbacks); (6) the Executive's engagement in misconduct materially damaging to the property, business or reputation of the Company other than as a result of the good faith performance of her duties; (7) the Executive's illegal use of controlled substances; (8) any act or omission by the Executive involving malfeasance or gross negligence in the performance of the duties of the Executive's employment to the material detriment of the Company; or (9) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty days, which enjoins or otherwise limits or restricts the performance by the Executive of the duties of the Executive's employment, relating to any contract, agreement or commitment made by or applicable to the Executive in favor of any former employer or any other person;
(iii)the term "good reason" shall mean any of the following events that occur, after expiration of any remedy or cure period, (A) (1) a material diminution in Executive's title or reporting line or (2) the assignment to Executive of duties which are materially inconsistent with Executive's title and position or which materially impairs Executive's ability to function as Executive Vice President, Chief Growth and Operations Officer of the Company, which continues unremedied for a period of thirty (30) days after Executive has given written notice to the Company specifying in detail the applicable event or events purported to give rise to good reason pursuant to such clauses (1) or (2), as the case may be, (B) a change in the Executive's office location to a location more than fifty (50) miles outside of New York City, except for such travel as the Company may reasonably require, which continues unremedied for a period of thirty (30) days after Executive has given written notice to the Company, or (C) a reduction in Executive's salary rate then in effect or failure to timely pay or provide Executive any compensation or benefits provided for in this Agreement or other material breach of this Agreement by the Company, which failure or breach continues unremedied for a period of thirty (30) days after written notice of such failure or breach has been given by the Executive to the Company.  As a condition to a termination for good reason, the Executive's written notice to the Company must be provided within 90 days after the later of the occurrence of the event giving rise to such termination or the Executive’s knowledge of such event or condition.

(c)Upon termination of Executive's employment by the Company for justifiable cause or voluntarily by Executive other than for good reason, Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive's annual salary and such amounts payable or benefits to be provided to Executive under the terms of the Benefit Plans that had accrued through the date of the termination of her employment and any unpaid reimbursable expenses.
(d)If Executive should die during the term of her employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive any unpaid portion of Executive's annual salary through the date of Executive’s death, any unpaid annual bonus attributable to the fiscal year prior to the fiscal year of Executive’s death, any unpaid amounts or benefits payable or to be provided to

Executive under the terms of the Benefit Plans, and any unpaid reimbursable expenses.
(e)Upon Executive's disability, the Company shall have the right to terminate Executive's employment. Any termination pursuant to this subsection (e) shall be effective on the date thirty (30) days after which Executive shall have received written notice of the Company's election to terminate. In such event, Executive shall thereupon be entitled to receive any unpaid portion of Executive's annual salary through the date of Executive’s termination of employment, any unpaid amounts or benefits payable or to be provided to Executive under the terms of the Benefit Plans, and any unpaid reimbursable expenses.  Executive shall also be entitled to receive any unpaid annual bonus attributable to the fiscal year prior to the fiscal year of Executive’s termination of employment due to her disability; any such bonus shall be pro-rated based on the number of days in the prior fiscal year Executive was not on leave due to a disability.
(f)In the event that Executive's employment is terminated by the Company without justifiable cause or if Executive terminates her employment for good reason, Executive shall be entitled to receive such portion of Executive's annual salary, reimbursement of expenses and any bonus as has been accrued through the date of termination, together with any amounts or benefits payable or to be provided to Executive under the terms of the Benefit Plans. In addition, subject to the terms and conditions of this Agreement, in the event of any such termination referred to in the preceding sentence, the Company shall continue to pay to Executive the salary under Section 2(a) and to provide benefits under Section 3(a) for a period of twelve (12) months from the date her employment terminates (sometimes referred to herein as the "severance amounts"). For the purposes of determining compensation payable to Executive pursuant to the preceding sentence, Executive's applicable salary will be the highest annual rate of salary in effect during the one-year period preceding the date Executive's employment terminates. Notwithstanding the foregoing, the Company's obligation to pay or provide, and the Executive' right to receive, severance amounts are conditioned upon (1) receipt by the Company, within thirty (30) days after the termination of the Executive's employment, of a duly executed general release in the form of Exhibit A attached hereto that is not subsequently revoked by Executive and (2) Executive's material compliance with her obligations under Sections 6, 7, and 8 hereof. Subject to the preceding sentence, the payments and benefits provided for under this Section 4(f) shall not be reduced or affected by, or otherwise subject to any mitigation as a result of, any new employment position Executive may commence or any other compensation Executive may receive subsequent to the date her employment terminates. Subject to the provisions hereof, including, without limitation, satisfaction of the release condition imposed pursuant to this Section and any delayed payment requirement that may be imposed by Section 14 hereof, severance amounts required to be paid or provided under this Agreement shall be made or begin (x) with respect to such amounts that are subject to and not exempt from Section 409A of the Internal Revenue Code of 1986, as amended, at the end of the 30-day time period described above and (y) with respect to all other such amounts, on the payroll date immediately following the Company's receipt of the release that is no longer subject to revocation by Executive; and, on such applicable payment commencement date, the Executive will be entitled to receive a single sum make-up payment equal to the sum of the severance payments (or applicable unpaid portion thereof) the Executive would have received from the date of the event giving rise to such severance payments and the delayed start date for such payments.
(g)Upon Executive's termination of her employment hereunder, this Agreement (other than Section 3(b), this Section 4 as applicable, and Sections 6, 7, 8, 9, and

12, which shall survive in accordance with their terms) shall terminate. In such event, and without limiting the provisions of Sections 4(c), (d), (e) and (f), Executive shall be entitled to receive such portion of Executive's annual salary as has been accrued to date. Executive shall be entitled to continue to participate in the Benefit Plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be as specified in such plans for former employees. Executive shall also be entitled to any amounts or benefits payable or to be provided under the terms of the Benefit Plans.
(h)Upon the Company giving notice of termination pursuant to Section 4(a)(i) or (ii) or Executive giving notice of termination pursuant to Section 4(a)(v) or (vi), the Company may require that Executive immediately leave the Company's premises, but such requirement shall not affect the effective date of termination of employment.
5.	REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

Executive represents that she has apprised the Company of all restrictive covenants or other restrictions applicable to Executive and that she has given the Company a copy of any and all agreements or documents that contain such restrictive covenants or other restrictions.

6.	CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION.
(a)Executive and the Company agree to execute and abide by the terms of the Confidentiality, Non-Competition and Non-Solicitation Agreement that is attached hereto as Exhibit B and made a part hereof.
(b)Executive acknowledges that the provisions of the Confidentiality, Non-Competition and Non-Solicitation Agreement were a material inducement to the Company to enter into this Agreement, and that the Company would not enter into this Agreement but for the agreements and covenants contained herein. Executive further acknowledges that the limitations set forth in the Confidentiality, Non-Competition and Non-Solicitation Agreement are reasonable and properly required for the adequate protection of the business of the Company.  Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of the Confidentiality, Non-Competition and Non-Solicitation Agreement on the grounds of breadth of its geographic or product or service coverage or length of term. In the event any such limitation hereunder is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or time period which such court shall deem reasonable.
7.	INVENTIONS AND DISCOVERIES.
(a)Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, all developments, improvements, concepts, ideas, designs, sketches, writings, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during her employment with the Company, solely or jointly with others, using the resources of the Company or any of its subsidiaries or affiliates (collectively, the "G-III Group"), or relating to any current or demonstrably planned business or activities of the G-III Group known to her as a consequence of her employment or the rendering of services hereunder (collectively, the "Subject Matter").
(b)Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company all her rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for the Subject Matter in any and all countries and to vest title thereto in the Company. Executive shall assist the Company in obtaining such trademarks, copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that following termination of employment Executive shall be reimbursed her reasonable out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.

8.NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)Executive shall not, during the term of this Agreement, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of her duties, including without limitation disclosures to the Company's advisors and consultants, or as is required by law, in which case Executive shall give the Company prior written notice of such required disclosure, or with the prior written consent of the Company) to any person, firm or corporation any Confidential Information (as hereinafter defined) acquired by her during the course of, or as an incident to, her employment hereunder, relating to the G-III Group, any customer, supplier, licensee or licensor of the G-III Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. As used herein, the term "Confidential Information" shall mean proprietary technology, trade secrets, designs, sketches, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, manufacturing sources, the substance of agreements with customers, suppliers, licensors, licensees and others, marketing arrangements, licensing agreements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. Notwithstanding the foregoing, Confidential Information shall not include any information which is or becomes publicly available other than in violation of this Section 8, any information in Executive’s possession or known to Executive prior to employment with the Company, Executive’s contact lists, whether in electronic or paper form (e.g. rolodex, Outlook contacts, etc.), or any information which Employee obtains after the termination of Employee’s employment with the Company from a third party who to the knowledge of Employee has the right to disclose such information.

(b)All information and documents relating to the G-III Group as hereinabove described (or other business affairs) shall be the exclusive property of the G-III Group. Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

9.	SPECIFIC PERFORMANCE.

Executive agrees that if she breaches, or threatens to commit a breach of, any of the provisions of Sections 6, 7, or 8 (the "Restrictive Covenants"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to seek injunctive relief and/or to seek to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants may cause irreparable injury to the G-III Group and that money damages may not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of her right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

10.	AMENDMENT OR ALTERATION.

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

11.	ARBITRATION.

Executive and the Company agree to execute and abide by the terms of the Arbitration Agreement that is attached hereto as Exhibit C and made a part hereof.

12.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

13.	SEVERABILITY.

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

14.	WITHHOLDING; SECTION 409A.
(a)The Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.
(b)For purposes of Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder ("Section 409A"), each of the payments that may be made under this Agreement shall be deemed to be a separate payment. With respect to the time of payment of any amounts under this Agreement that are deemed to be "deferred compensation" subject to Section 409A, references to "termination of employment" (and terms of like import) shall mean  "separation from service" within the meaning of Section 409A. Notwithstanding any provision to the contrary contained herein, if the Executive is treated as a "specified employee" within the meaning of Section 409A at the time of the termination of her employment, any payment otherwise required to be made to the Executive on account of such termination of employment which is properly treated as deferred compensation subject to Section 409A, shall be delayed until the first business day following the earlier of (1) the date six months following such termination of employment, or (2) the date of the Executive's death; and, on the payment date as so delayed, the Company will make a single lump sum payment to the Executive (or the Executive's estate, as the case may be) equal to the aggregate amount of the payments that were so delayed. To the extent the Executive is entitled to receive taxable reimbursements and/or in-kind benefits, the following provisions apply: (i) the amount of such reimbursements and benefits the Executive receives in one year shall not affect amounts provided in any other year, (ii) such reimbursements must be made by the last day of the year following the year in which the expense was incurred, and (iii) such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit. The parties intend that all payments under this Agreement will be exempt from or will comply with Section 409A, as applicable, and this Agreement shall be construed and interpreted in a manner that is consistent with that intent. Notwithstanding the foregoing, the Executive shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A with respect to any amounts payable under this Agreement.
15.	NOTICES.

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or overnight courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

16.	COUNTERPARTS AND FACSIMILE SIGNATURES.

This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. For purposes of this Agreement, an emailed or facsimile copy of a party's signature shall be sufficient to bind such party.

17.	WAIVER OR BREACH.

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

18.	ENTIRE AGREEMENT AND BINDING EFFECT.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof, and may be modified only by a written instrument signed by each of the parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of her rights or obligations hereunder without the prior written consent of the Company. It is intended that Sections 6, 7, 8, and 9 benefit each of the Company and each other member of the G-III Group, each of which is entitled to enforce the provisions of Sections 6, 7, 8, and 9. Notwithstanding anything to the contrary, Executive shall be entitled to indemnification by the Company pursuant to the terms of any separate indemnification agreement as may be in effect from time to time for the benefit of Executive, and in any event the Company agrees that in the event Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or otherwise, by reason of the fact that Executive is or was an officer, director, manager or employee of the Company or any of its affiliates, Executive shall be indemnified by the Company to the fullest extent permitted or authorized by the Company's articles of incorporation, bylaws or other governing documents.

19.	SURVIVAL.

The termination of Executive's employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 6, 7, 8, and 9 hereof.

20.	FURTHER ASSURANCES.

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

21.	CONSTRUCTION OF AGREEMENT.

No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

22.	HEADINGS.

The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

G-III LEATHER FASHIONS, INC.

		By:	/s/ Morris Goldfarb
Name: Morris Goldfarb
Title: Chief Executive Officer

Agreed and Accepted:

By:	/s/ Dana Perlman
Dana Perlman

Date:	November 27, 2023

EXHIBIT A

[Letterhead of G-III Leather Fashions Inc.]

[Date]

[Executive]

[Address]

Dear [Executive]:

This will confirm that your employment with G-III Leather Fashions Inc.. (the "Company") has terminated as of [date]. In exchange for your general release and fulfillment of all of your commitments in this letter (“Agreement”), which are set forth below, the Company will pay you the severance amounts set forth in Section 4(f) of your employment agreement with the Company (the "Employment Agreement"). In addition, you agree (i) to comply with the terms of Sections 6, 7, and 8 of the Employment Agreement, (ii) not to disparage the Company or any of its subsidiaries or affiliates (collectively, the "G-III Group") or any of the G-III Group’s directors, officers or employees, or make or cause to be made any statement that is critical of or otherwise maligns the business reputation of the G-III Group and (iii) not to tortiously interfere in any manner with the present or future business activities of the G-III Group.

The foregoing voluntary payment is given in return for your discharge and release of all claims, obligations, and demands which you have, ever had, or in the future may have, against any member of the G-III Group and any of its or their stockholders, officers, directors, employees, or agents, each in their capacity as such, arising out of or relating to your employment and the termination thereof up to the date of this Release, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, applicable New York State law, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, and all other federal, state, and local discrimination laws, and claims for wrongful discharge. You further waive and release any claimed right to reemployment, or employment in the future with the Company or any other member of the G-III Group. You do not, however, waive or release any claims (i) which arise after the date that you execute this agreement; (ii) that cannot be released as a matter of law, including your rights to COBRA, workers compensation, and unemployment insurance (the application for which shall not be contested by the Company); (iii) to enforce your rights to any payments or benefits owed under the Employment Agreement or pursuant to any Benefit Plans (as defined in the Employment Agreement); or (iv) any claims or rights to indemnification by the Company pursuant to any indemnification agreement as may be in effect for your benefit or pursuant to the Company's articles of incorporation, bylaws or other governing documents or applicable law.1

1 Subject to revision if and when applicable in light of any changes in the law.

The Company has advised you to consult with an attorney and/or governmental agencies prior to executing this Agreement. By executing this Agreement you acknowledge that you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this Agreement, that you have been given a minimum of twenty-one days in which to consider whether you wish to enter into this Agreement, and that you have elected to enter into this Agreement knowingly and voluntarily. You may revoke your assent to this Agreement within seven days of its execution by you (the "Revocation Period"), and the Agreement will not become effective or enforceable until the Revocation Period has expired.

If this is in accordance with our agreement, please sign and return to us the enclosed copy of this letter, which shall then be a binding agreement between us.

G-III Leather Fashions, Inc.

By:
Name:
Title:

ACCEPTED AND AGREED TO:

By:
Dana Perlman

Date:

EXHIBIT B

CONFIDENTIALITY, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT, dated as of ______________ (the “Agreement”), between G-III Leather Fashions, Inc., with offices located at 512 Seventh Avenue, New York, New York 10018 (the "Company"), and Dana Perlman, an individual residing at [redacted] (“Employee”).  In consideration of Employee’s employment with the Company, the Company and Employee agree as follows:

1.Confidential Information.  Without the prior written permission of the Company, Employee shall not, either during or after the termination of Employee’s employment, in any way, furnish, disclose, publish or make accessible, or cause or permit the furnishing, disclosure or publication of, or the provision of access, to any person, firm or corporation, or use, except while employed by the Company in the regular course of business and for the benefit of the Company, its parent, subsidiaries and affiliates (collectively, the “G-III Companies”) any Confidential Information (as hereinafter defined) and Confidential Materials (as hereinafter defined).  As used in this Section 1, “Confidential Information” shall (a) mean information not generally known to the public or readily obtainable by third parties from outside sources, including trade secrets, relating to the business of the G-III Companies, their respective officers, directors and employees, and any customer, supplier, licensor, or licensee of the G-III Companies, which Employee now or hereafter possesses as a result of Employee’s employment by any of the G-III Companies, including without limitation information regarding operations, proposed new businesses, financial condition, sales, products, design concepts, personnel, financial information, business projections, marketing plans, customer and supplier information, design concepts, line plans, composites, sketches, methods, processes and operating procedures, and (b) notwithstanding the foregoing, exclude information that generally is in, or generally comes into, the public domain through no fault of Employee, any information in Executive’s possession or known to Executive prior to employment with the Company, Executive’s contact lists, whether in electronic or paper form (e.g. rolodex, Outlook contacts, etc.), or any information which Employee obtains after the termination of Employee’s employment with the Company from a third party who to the knowledge of Employee has the right to disclose such information.  As used in this Section 1, “Confidential Materials” shall mean all tangible materials containing Confidential Information, including without limitation drawings, schematics, written or printed documents, emails, computer disks, thumb drives and other electronic storage devices.

Upon the earlier of the termination of Employee’s employment with the Company or demand by the Company, Employee shall deliver to the Company all Confidential Materials and all computer files, books, printed materials, records, designs, drawings, visual materials and any other documents (whether maintained in paper, electronic or any other medium) containing any Confidential Information in Employee’s possession or control to the Company, and Employee agrees not to retain any copies or extracts thereof, provided, however, that Employee may retain Employee’s contact lists, whether in electronic or paper form (e.g. rolodex, Outlook contacts and calendar, etc.) and copies of documents related to Employee’s compensation and benefits.  Employee shall notify the Company immediately upon discovering any unauthorized use or disclosure of Confidential Information or Confidential Materials and agrees to cooperate with the Company in every reasonable way to help the Company regain possession of the Confidential Information and/or Confidential Materials and/or to prevent further unauthorized use or disclosure of same. Nothing contained herein is intended to prohibit Employee’s compliance with legal process, provided, however, that in the event of a document request or subpoena calling for the disclosure of Confidential Information and/or Confidential Materials, Employee agrees to give the Company prompt written notice thereof and to cooperate with the Company in its efforts to obtain a protective order related thereto.

2.Non-Competition; Non-Solicitation; Other Provisions.

(a)Non-Competition.  In view of the unique and valuable services it is expected Employee will render to the G-III Companies, the relationship Employee has and will have with the customers, personnel, suppliers and licensees of the G-III Companies, Employee's knowledge of the customers, suppliers, licensors, licensees, trade secrets and other proprietary information relating to the business of the G-III Companies and their customers, suppliers, licensors, and licensees and similar knowledge regarding the G-III Companies which Employee has obtained and will continue to obtain, and in consideration of the worldwide nature of the business of the G-III Companies, Employee agrees that, during the Restricted Period (as defined below), Employee will not Participate In (as defined below) any Competitive Business (as defined below), unless Employee has obtained the Company’s prior written approval for Employee’s Participation in such Competitive Business.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit Employee’s ownership of less than 2% of the outstanding shares of any publicly traded corporation.

(b)Definitions. "Participate In" shall mean:  directly or indirectly, for Employee's own benefit or for, with, or through any other person, firm or corporation, own, manage, operate, control, provide services to, or participate in the ownership, management, operation or control of, or be connected as a director, officer, executive, employee, partner, consultant, agent, or independent contractor of, or acquiesce in the use of Employee's name in.  “Competitive Business” shall mean the business of designing, distributing and marketing apparel, footwear and/or handbags.

(c)Non-Solicitation.  Employee further agrees that, during the Restricted Period (as defined below), Employee will not, whether alone or in association with any other person, directly or indirectly solicit, whether as an employee or contractor, any person (i) with whom Employee had material contact or about whom Employee obtained Confidential Information while employed by the Company and (ii) who is employed by the Company or was employed by the Company within the six month period prior to such solicitation.

(d)Restricted Period.  As used in this Agreement, “Restricted Period” shall mean during Employee’s employment with the Company and a period of twelve (12) months following the termination of Employee’s employment for any reason.

(e)Non-Disparagement.  During Employee’s employment with the Company and during the Restricted Period, Employee agrees that Employee will not disparage the G-III Companies or any of their past or present officers, directors, managers or executives, and shall not publish or make any disparaging statement that is reasonably foreseeable to become public with respect to the G-III

Companies or any of their past or present directors, officers or executives.

(f)Copyrights, Inventions, etc.  The G-III Companies shall own any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, concepts, ideas and processes (“Such Inventions”) that Employee, during the period Employee’s employment with the Company, may own or develop either individually or with others relating to the fields in which any of the G-III Companies may then be engaged or demonstrably plans being engaged, and forthwith upon the Company’s request Employee shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks and assignments thereof) and take all such other action as the Company may reasonably request in order to assign to and vest in the G-III Companies in perpetuity all Employee’s right, title and interest (including but not limited to waivers to any moral rights) in and to Such Inventions throughout the world, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances.

Employee acknowledges that all copyrightable works created by Employee as an Employee will be “works made for hire” on behalf of the Company and that the Company shall have all rights therein in perpetuity throughout the world.  Employee hereby appoints any officer(s) of the Company as Employee’s duly authorized attorney-in-fact to execute, file, prosecute and protect Such Inventions before any government agency, court or authority.  If for any reason the Company does not own any Such Invention, the G-III Companies shall have the exclusive and royalty free right to use in their businesses, and to make products therefrom, Such Invention as well as any improvements or know-how related thereto.

(g)Blue Pencil.  If any restriction with regard to competition or solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area to which it may be enforceable.

3.Miscellaneous.

(a)Remedies.  Employee acknowledges and agrees that the Company and the G-III Companies have invested extraordinary amounts of time, effort, and money developing legitimate business interests (including but not limited to Confidential Information; relationships with its employees, customers, licensors, licensees, and other counterparties; a superior reputation and standing in the industry; and highly valuable goodwill) and that these legitimate business interests are the key to the Company’s and the G-III Companies’ competitive advantages.  Employee also acknowledges and agrees that the Company’s and the G-III Companies’ legitimate business interests will retain continuing vitality throughout and beyond Employee’s employment.  For these and other reasons, Employee acknowledges that the scope and duration of the restrictions on Employee’s activities under this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and the G-III Companies.  Employee further acknowledges that Employee will be reasonably able to earn a living without violating the terms of this Agreement.

Employee further acknowledges that the Company has a legitimate business interest in preventing Employee from violating this Agreement.  Employee agrees that the Company may be immediately and irreparably harmed, and that such harm may not be readily susceptible to measurement in economic terms, or economic compensation may be inadequate, if Employee were to violate the terms of this Agreement or if any of its terms were not specifically enforced.  Employee therefore agrees that, if Employee violates, threatens to violate, or inevitably will violate this Agreement, the Company is entitled to seek preliminary and permanent injunctive relief, specific performance, and other equitable remedies, in addition to any and all remedies at law, without the necessity of posting a bond.  In addition, if Employee violates this Agreement and the Company is required to take legal action to enforce the restrictions contained herein, the restrictions in this Agreement shall be extended for any time during which Employee was in breach, such that Employee is required to refrain from engaging in any of the activities proscribed in this Agreement for the full period of the relevant restrictions.

(b)Arbitration.  Employee and the Company agree that any disputes of any nature between Employee and the Company will be subject to the Arbitration Agreement executed by Employee and the Company.

(c)Survival.  All of the post-employment covenants contained in this Agreement shall survive the termination of this Agreement and the termination of Employee’s employment or other relationship with the Company or any of the G-III Companies.

(d)Waiver; Separability.  No waiver by either party, whether express or implied, of any provision of this Agreement, or any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement.  If any provision shall be held to be void or unenforceable, the remaining provisions not held void or unenforceable shall continue in full force and effect.

(e)Entire Agreement.  This Agreement, along with the Employment Agreement to which this is an exhibit, represents the entire understanding among the parties relating to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating to the subject matter hereof, and may not be amended, terminated or discharged except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which will constitute an original, but together will be considered one and the same document.  Facsimile transmission or delivery by commonly-used electronic means (such as .pdf) of any signed original counterpart and/or retransmission of any signed facsimile or electronic transmission shall be deemed the same as the delivery of an original.

(f)Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements wholly made and to be performed therein.

(g)Assignment.  This Agreement shall be assignable by the Company but not by Employee.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

G-III Leather Fashions, Inc.

		By:	/s/ Morris Goldfarb
Name: Morris Goldfarb
Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

By:	/s/ Dana Perlman
Dana Perlman

Date:	November 27, 2023

EXHIBIT C

ARBITRATION AGREEMENT

G-III Leather Fashions, Inc. (the “Company”) and Dana Perlman (the “Employee”) agree that, except as set forth below, (a) all disputes and claims of any nature that Employee may have against the Company or any of its members, managers, parent, subsidiaries, affiliates, or related entities, or any of their officers, directors, employees or agents in their capacity as such, including any and all statutory, contractual, and common law claims (including all employment discrimination claims), and any disputes concerning the validity, enforceability, or the applicability of this Arbitration Agreement to any particular dispute or claims or the termination of your employment with the Company, and (b) all disputes and claims of any nature that the Company may have against Employee, will be submitted exclusively to mandatory arbitration in New York, New York or, at the Employee’s option, in the county in which the Employee worked at the time the dispute arose.  Absent agreement to the contrary, the mandatory arbitration will be conducted under the JAMS Employment Arbitration Rules & Procedures (“JAMS Rules”) and will be submitted before a single arbitrator selected in accordance with the JAMS Rules.  The arbitrator shall have the same authority to award remedies and damages as a judge and/or jury under state or federal law.

The Company will pay the arbitrator’s fee as well as all filing and administrative fees in connection with the arbitration.  However, the Company and Employee will each pay their own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorney’s fees unless a statute or contract at issue in the dispute authorizes the award of attorney’s fees to the prevailing party.

The Company and Employee agree that the resolution of our disputes likely would involve information that each party considers to be sensitive, personal, confidential, and/or proprietary and that it is in both the Employee’s and the Company’s interests to resolve disputes in a non-public forum.  Accordingly, the Company and Employee agree that all information regarding the dispute, claim or arbitration proceedings, including any settlement or arbitration award, will not be disclosed by Employee, the Company, any arbitrator, or JAMS to any third party without the written consent of the Company and Employee or as otherwise required by law.  Notwithstanding the foregoing, the parties shall be entitled to communicate with potential witnesses to prepare for the prosecution and/or defense of the arbitration claims.  No party shall join, and no arbitrator may allow any party to join, claims of any other employee(s) in a single arbitration proceeding, and there will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action without the consent of the Company and Employee.  Notwithstanding any other clause contained in this Arbitration Agreement, the preceding sentence shall not be severable from this Arbitration Agreement in any case in which the dispute to be arbitrated is brought as a class or collective action.

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Arbitration Agreement and to enforce an arbitration award.  In any court filings, the Company and Employee shall comply with applicable court rules to maintain the confidential nature of the proceedings, including filing documents reflecting confidential information under seal.  In the event a party seeks a court order to compel arbitration under this Arbitration Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs, and litigation expenses incurred in connection with the court action to compel arbitration.  The Company and Employee expressly waive any right to a trial by jury on any claim covered by this Arbitration Agreement.

Notwithstanding this agreement to arbitrate, the Company and Employee may seek and obtain any injunctive relief necessary to maintain the status quo or prevent the possibility of irreversible or irreparable harm pending final resolution of arbitration.  This Arbitration Agreement does not apply to disputes or claims related to worker’s compensation, state disability insurance, disputes or claims related to unemployment insurance benefits, unfair labor practice charges under the National Labor Relations Act and disputes or claims that are expressly excluded from arbitration by federal statute.  Claims may be brought before an administrative agency but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate.

Employee acknowledges that Employee is entering into this Arbitration Agreement in exchange for good and valuable consideration, including but not limited to the Company’s agreement to arbitrate any disputes it may have against Employee.  This Arbitration Agreement shall survive the employer-employee relationship between Employee and the Company, and shall apply to any claim, whether it arises or is asserted during or after the termination of Employee’s employment with the Company.  This Arbitration Agreement shall inure to the benefit of any successor of the Company, whether by merger, consolidation, sale of assets or otherwise.  References herein to the Company shall be deemed to include any such successor(s).  This Arbitration Agreement represents the entire understanding among the parties relating to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating to the subject matter hereof, and may not be amended, terminated or discharged except in writing signed by all of the parties hereto.

It is the intent of the parties to this Arbitration Agreement to arbitrate any and all disputes or claims of a legal nature that either party may have against the other.  If any provision of this Arbitration Agreement is deemed unenforceable by any adjudicative body, that provision shall be severed and the intent of the parties shall be upheld.  This Arbitration Agreement shall be governed by and interpreted in accordance with the Federal Arbitration Act.  To the extent that state law is applicable, the statutes and common law of New York shall apply (without regard to conflict of law principles).

G-III Leather Fashions, Inc.

		By:	/s/ Morris Goldfarb
Name: Morris Goldfarb
Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

By:	/s/ Dana Perlman
Dana Perlman

Date:	November 27, 2023